UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2025

CALAVO GROWERS, INC.

(Exact name of registrant as specified in its charter)

California	000-33385	33-0945304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1141-A Cummings Road, Santa Paula, California 93060

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (805) 525-1245

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CVGW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, on December 8, 2025 (the “Effective Date”), Lecil E. Cole retired as the President and Chief Executive Officer of Calavo Growers, Inc. (the “Company”).  On the Effective Date of Mr. Cole’s retirement, he entered into a letter agreement (the “Agreement”) with the Company.  The Agreement provides that  the Company agreed to amend that certain Stock Option Grant Notice dated March 15, 2023 (the “Stock Option”) between the Company and Mr. Cole to (i) vest 300,000 shares subject to the Stock Option, so that they are exercisable as of the Effective Date (the “Accelerated Options”), (ii) extend the right to exercise the Accelerated Options to 5:00 p.m. Pacific Time on the last day of the Term (as defined below) (or if such last day is a holiday or weekend, the last business day preceding such day) and (iii) upon the consummation of a Change of Control (as defined in the Company’s 2020 Equity Incentive Plan, as amended), automatically convert each share of the Company’s Common Stock subject to such Stock Option into the right to receive (x) per share consideration payable to each holder of a share of Common Stock less (y)(i) the Exercise Price per share and (ii) applicable withholding taxes, if (x) minus (y) is greater than $0.00.

The Agreement also provides a right of first offer to the Company for all the avocados grown by Mr. Cole or his affiliates from time to time for purchase by the Company at a price or range of prices determined by the Company in its sole discretion consistent with the then current quote sheet for a defined period following the commencement of the Agreement, unless terminated in accordance with the terms of the Agreement (the “Term”).

The foregoing description of the Agreement is a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. Capitalized terms used, but not defined in this Item 1.01, shall have the meaning ascribed to them in the Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 of this Current Report on Form 8-K (including Exhibit 10.1) is incorporated herein by reference.

Item 7.01 Regulation FD.

As previously announced, the Board of Directors of the Company formed a Special Transactions Committee to review strategic alternatives and evaluate all proposals and the Company has engaged a financial advisor and M&A legal counsel to assist the Company and the Strategic Transactions Committee in its evaluation of such alternatives. The review process remains ongoing and may or may not result in a transaction. In the event the strategic review process does not result in the announcement of a definitive agreement for a transaction, the Board of Directors will consider initiating actions to enhance shareholder value through a return of capital to investors, such as a share repurchase or a special dividend. The Company does not intend to comment further unless a specific development warrants disclosure or the evaluation of strategic alternatives comes to an end.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including expectations regarding financial performance, future business strategies and the strategic review process. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described. Important factors are detailed in the Company’s most recent filings with the Securities and Exchange Commission. These statements may also be subject to the additional risks that the strategic alternative review process described above does not result in the consummation of a transaction or that any such transaction may not be made on terms that are acceptable to all of the Company’s shareholders. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise these statements, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1†	Agreement dated December 8, 2025 by and between Calavo Growers, Inc. and Lecil E. Cole.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

†	Identifies each management contract or compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calavo Growers, Inc.
December 12, 2025
	By:	/s/ B. John Lindeman
	Name:	B. John Lindeman
	Title:	President and Chief Executive Officer
(Principal Executive Officer)

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